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                                                                    Exhibit 99.1

                           SECOND QUARTER 2006 RESULTS
                           REPORTED FOR BOARDWALK BANK

     Linwood, New Jersey--Boardwalk Bancorp, Inc. (NASDAQ, "BORD" and "BORDW"), parent company of Boardwalk Bank, announced operating results for the Bank's second quarter ended June 30, 2006. The Bank reported net income of $770,000 or $.21 per diluted share for the second quarter of 2006, a 30.3% improvement over the second quarter of 2005 net income of $591,000 or $.17 per diluted share.

     Net income for the first six months of 2006 was $1,532,000 or $0.43 diluted earnings per share, compared to net income of $1,111,000, or $0.34 diluted earnings per share in the same period in 2005.

     Much of the increase in net income can be attributed to growth in loans and, to a lesser degree, an increase in interest rates on loans. Total loans increased by $8,461,000 for the quarter ending June 30, 2006 to $265,613,000, and increased by $21,375,000 or 8.8% from December 31, 2005. Total loans increased by $45,724,000 or 20.8% from June 30, 2005. The income growth associated with loans was offset, in part, by an increase in interest expense from the rising cost of interest bearing liabilities. Net interest margin declined to 3.15% for the six months ended June 30, 2006 from 3.35% for the six months ended June 30, 2005. Loan growth resulted in provisions for loan losses of $92,000 for the quarter ended June 30, 2006, increasing the allowance for loan losses to $3,124,000 or 1.18% of total loans. At quarter end, the Bank had no non-performing assets.

     At June 30, 2006, the Bank's total assets increased to $436,295,000, an increase of $34,629,000 or 8.6% from $401,666,000 at December 31, 2005.

     At June 30, 2006, the Bank's shareholders' equity totaled $36,129,000 or 8.28% of period end assets.

     Michael D. Devlin, President and CEO of Boardwalk, stated:

     "We are very pleased with the level of income that we achieved for the first half of this year. In spite of this earnings growth, we have experienced negative trends in the second quarter that we believe will continue throughout the remainder of this year. More specifically, the level of loan growth is below our initial projections and a highly competitive market for deposits has continued to put pressure on our net interest margin. In light of these trends, we are scaling back our estimated EPS for 2006 from $0.88 per share to $0.80 per share. While this is a reduction in our projection, it still represents a 15% increase over our 2005 net income.

     "During the second quarter, we opened our Cape May City office and continued to experience growth in our existing branches. The construction of our second Egg Harbor Township office is underway with the opening on target for the fourth quarter. We have also opened a loan production office in Vineland with the hopes of taking advantage of market changes in that community which have resulted from the recent purchase of a locally based bank.

     "We believe that the next few quarters are going to create some challenges for community banking. We believe that the management team will successfully meet these challenges."

     As previously reported, Boardwalk Bank completed its holding company reorganization on July 1, 2006. For periods subsequent to July 1, 2006, Boardwalk Bancorp, Inc. will report consolidated operating results and financial condition, which will include the operating results and financial condition of Boardwalk Bank.

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SELECTED BALANCE SHEET DATA
(UNAUDITED, IN THOUSANDS)

                               JUNE 30, 2006   DECEMBER 31, 2005   JUNE 30, 2005
                               -------------   -----------------   -------------
Investments                       $133,797          $130,984          $ 92,664
Net Loans                          262,488           241,376           217,180
Allowance for Loan Losses            3,124             2,861             2,708
Total Assets                       436,295           401,666           334,334
Total Deposits                     319,668           272,494           231,225
Total Borrowings                    79,789            92,695            67,647
Total Capital                       36,129            35,343            34,623

SELECTED INCOME STATEMENT DATA
(Unaudited, in thousands except share data)

                                    QUARTER         QUARTER        SIX MONTH       SIX MONTH
                                     ENDED           ENDED           ENDED           ENDED
                                 JUNE 30, 2006   JUNE 30, 2005   JUNE 30, 2006   JUNE 30, 2005
                                 -------------   -------------   -------------   -------------
Interest Income                    $    6,468      $    4,487      $   12,565      $    8,460
Interest Expense                        3,363           1,927           6,381           3,572
Net interest income                     3,105           2,560           6,184           4,888
Provision for loan losses                  92             349             263             521
Pre-tax income                          1,133             863           2,209           1,619
Net income                                770             591           1,532           1,111
Basic earnings per share                 0.24            0.20            0.49            0.40
Diluted earnings per share               0.21            0.17            0.43            0.34
Avg Basic Shares Outstanding        3,175,850       2,991,262       3,138,481       2,802,690
Diluted Avg Shares Outstanding      3,598,537       3,436,742       3,579,790       3,275,736

For further information contact Wayne Hardenbrook, CFO, Boardwalk Bank: (888) 720-2265.

     This press release discusses primarily historical information. Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties such as competitive factors, economic conditions and regulatory changes in the banking industry. Further information on factors that could affect the Bank's financial results can be found in the Bank's Form 10-K for the year ended December 31, 2005, which is filed by the Bank with the FDIC.